Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

METROPOLITAN BANK HOLDING CORP.

Under Section 805 of the Business Corporation Law

FIRST: The name of the corporation is Metropolitan Bank Holding Corp. The name under which the corporation was initially formed was Metbank Holding Corp.

SECOND: The certificate of incorporation of the corporation was filed with the Department of State on November 24, 1997, under the name Metbank Holding Corp.

THIRD: The certificate of incorporation is being amended to increase in the number of shares of capital stock that may be issued from an aggregate of 17,000,000 to an aggregate of 32,000,000 by increasing the number of shares of Common Stock, par value $0.01 per share, that the corporation is authorized to issue from 10,000,000 to 25,000,000. To effect the foregoing, the certificate of incorporation is amended as follows:

(A)            The first sentence of Article FOURTH of the certificate of incorporation is amended to read in its entirety as follows:

FOURTH:   The aggregate number of shares which the Corporation shall have authority to issue is Thirty-Two Million (32,000,000), of which Twenty-Five Million (25,000,000) shares shall be Common Stock, par value one cent ($0.01) per share; Five Million (5,000,000) shares shall be Class A Preferred Stock, par value one cent ($0.01) per share; and Two Million (2,000,000) shares shall be Class B Preferred Stock, par value one cent ($0.01) per share.

(B)            The first sentence of Article FOURTH A of the certificate of incorporation is amended by replacing the number “5,000,000” set forth therein with the number “25,000,000”.

FOURTH: The foregoing amendment of the certificate of incorporation of the corporation was authorized by the vote at a meeting of the Board of Directors of the Corporation, followed by the affirmative vote of holders of a majority of all outstanding shares of the Corporation entitled to vote thereon at a meeting of the shareholders of said corporation duly called and held on May 29, 2018, a quorum being present.

IN WITNESS WHEREOF, the undersigned has executed and signed this certificate on July 6, 2018.

/s/ Mark R. DeFazio
Mark R. DeFazio
President and Chief Executive Officer